Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS

FOURTH-QUARTER AND FULL-YEAR 2012 FINANCIAL RESULTS

•    Full-year 2012 diluted EPS grows 50 percent versus 2011

•    Fourth-quarter 2012 diluted EPS increases 17 cents versus the same quarter last year

Fort Lauderdale, Fla., March 8, 2013—Universal Insurance Holdings, Inc. (Company) (NYSE MKT: UVE), a vertically integrated insurance holding company, reported net income of $4.4 million, or $0.11 per diluted share, an increase of $0.17, for the fourth quarter of 2012, compared to a net loss of $2.3 million, or $0.06 per diluted share, for the same period in 2011.

For the full year of 2012, the Company reported net income of $30.3 million and diluted earnings per share of $0.75, an increase of 50.0 percent, compared to net income of $20.1 million, or $0.50 per diluted share, for the same period of 2011.

President and CEO Sean Downes commented, “Our full-year 2012 results reflect the successful execution of our business plan leading to better underwriting margins compared to a year ago. Through successful growth initiatives and favorable rate changes, we were able to grow our top line by 8.1 percent in 2012 while maintaining underwriting discipline and managing our overall exposure to catastrophic risk. We are pleased that this 2012 profitability led to 9.0 percent growth in stockholders’ equity and allowed us to declare and pay dividends totaling $0.46 per share during the year.”

Fourth-Quarter 2012 Results

Net income during the fourth quarter of 2012 increased $6.7 million, or $0.17 per diluted share, primarily as a result of an increase in net earned premiums. The improvement in fourth quarter 2012 profitability was somewhat mitigated by pre-tax charges of $6.3 million related to the previously disclosed mandatory assessment by the Florida Insurance Guaranty Association (FIGA). The Company will recover the assessment from the policyholders of Universal Property & Casualty Insurance Company (UPCIC) over an estimated twelve-month period which began on February 1, 2013.

Direct premiums written collectively by UPCIC and American Platinum Property and Casualty Insurance Company, the Company’s wholly-owned insurance company subsidiaries, rose 6.8 percent during the fourth quarter of 2012. Net premiums earned grew $15.5 million, or 29.8 percent, in the fourth quarter of 2012 compared to the same quarter in 2011, primarily as a result of increases in premium rates over the past 24 months, and a reduction in the quota-share cession rate from 50 percent for the 2011-2012 reinsurance program to 45 percent for the 2012-2013 reinsurance program.

Fourth-quarter 2012 operating costs increased by 5.9 percent compared to the same quarter last year, as general and administrative expenses increased $12.4 million, or 64.2 percent, partly attributable to the FIGA assessment mentioned above. Meanwhile, somewhat mitigating the rise in operating costs was a reduction in losses and loss adjustment expenses of $8.7 million, or 20.2 percent.

At December 31, 2012, stockholders’ equity was $163.5 million compared to $166.0 million at September 30, 2012, and $150.0 million at December 31, 2011.

Full-Year 2012 Results

For the full year of 2012, the Company’s net income and diluted earnings per share grew by 50.7 percent and 50.0 percent, respectively, compared to the same period of 2011.

Net premiums earned increased 16.1 percent for the full year of 2012 compared to the same period of 2011, primarily as a result of the previously mentioned rate increases, which have had a positive effect on premium generated by renewal policies, and the reduction in the quota-share cession rate.

Cash Dividends

On November 28, 2012, the Company announced that its board of directors declared a cash dividend of $0.20 per share of common stock, which was paid on December 28, 2012 to shareholders of record on December 14, 2012. In total, $0.46 per share in cash dividends were declared and paid in 2012.

Also, on February 8, 2013, the Company announced that its board of directors declared a cash dividend of $0.08 per share of common stock to be paid on April 5, 2013 to shareholders of record on March 14, 2013. The board further indicated that it expects to declare additional quarterly dividends in the same amount to shareholders of record in the second, third and fourth quarters of 2013. If declared and paid as intended, the annual dividend in 2013 would be $0.32 for each common share.

Premium Rate Update

On February 7, 2013, the Company announced that UPCIC received approval from the Florida Office of Insurance Regulation for premium rate increases for its homeowners and dwelling fire programs within Florida. The premium rate increases are expected to average approximately 14.1 percent statewide for its homeowners program and 14.5 percent statewide for its dwelling fire program. The effective dates for the homeowners program rate increase are January 18, 2013, for new business and March 9, 2013, for renewal business. The effective dates for the dwelling fire program rate increase are January 14, 2013, for new business and March 3, 2013, for renewal business.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	For the Three Months Ended December 31,
	2012	2011
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$174,571	$163,438
Ceded premiums written	(118,961)	(119,306)

Net premiums written	55,610	44,132
(Increase) decrease in net unearned premium	11,664	7,691

Premiums earned, net	67,274	51,823
Net investment income	278	430
Net realized gains (losses) on investments	353	(10,146)
Net unrealized gains (losses) on investments	(2,047)	4,627
Net foreign currency gains (losses) on investments	(1)	1,916
Commission revenue	4,889	5,194
Policy Fees	3,041	3,188
Other revenue	1,440	1,411

Total premiums earned and other revenues	75,227	58,443

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	34,275	42,929
General and administrative expenses	31,588	19,236

Total operating costs and expenses	65,863	62,165

INCOME BEFORE INCOME TAXES	9,364	(3,722)
Income taxes, current	7,950	(2,538)
Income taxes, deferred	(2,992)	1,129

Income taxes, net	4,958	(1,409)

NET INCOME	$4,406	$(2,313)

Basic earnings per common share	$0.11	$(0.06)

Weighted average number of common shares outstanding—basic	39,719	39,207

Diluted earnings per common share	$0.11	$(0.06)

Weighted average number of common shares outstanding—diluted	41,091	40,165

Cash dividend declared per common share	$0.20	$0.18

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Years Ended December 31,
	2012	2011
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$780,128	$721,462
Ceded premiums written	(517,604)	(512,979)

Net premiums written	262,524	208,483
(Increase) decrease in net unearned premium	(31,404)	(9,498)

Premiums earned, net	231,120	198,985
Net investment income	441	788
Net realized gains (losses) on investments	(11,943)	2,350
Net unrealized gains (losses) on investments	9,443	(18,410)
Net foreign currency gains (losses) on investments	22	1,532
Commission revenue	20,383	19,507
Policy Fees	14,475	15,298
Other revenue	5,998	5,811

Total premiums earned and other revenues	269,939	225,861

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	126,187	124,309
General and administrative expenses	91,193	67,834

Total operating costs and expenses	217,380	192,143

INCOME BEFORE INCOME TAXES	52,559	33,718
Income taxes, current	18,434	23,152
Income taxes, deferred	3,813	(9,543)

Income taxes, net	22,247	13,609

NET INCOME	$30,312	$20,109

Basic earnings per common share	$0.76	$0.51

Weighted average number of common shares outstanding—basic	39,614	39,184

Diluted earnings per common share	$0.75	$0.50

Weighted average number of common shares outstanding—diluted	40,616	40,442

Cash dividend declared per common share	$0.46	$0.32

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$347,392	$229,685
Restricted cash and cash equivalents	33,009	78,312
Fixed maturities, at fair value	4,009	3,801
Equity securities, at fair value	85,041	95,345
Prepaid reinsurance premiums	239,921	243,095
Reinsurance recoverable	89,191	85,706
Reinsurance receivable, net	24,334	55,205
Premiums receivable, net	50,125	45,828
Receivable from securities sold	1,096	9,737
Other receivables	2,017	2,732
Property and equipment, net	8,968	7,116
Deferred policy acquisition costs, net	17,282	12,996
Income taxes recoverable	2,594	—
Deferred income tax asset, net	19,178	22,991
Other assets	1,578	1,477

Total assets	$925,735	$894,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$193,241	$187,215
Unearned premiums	388,071	359,842
Advance premium	15,022	19,390
Accounts payable	4,368	4,314
Bank overdraft	25,994	25,485
Payable for securities purchased	1,275	1,067
Reinsurance payable, net	85,259	87,497
Income taxes payable	699	12,740
Other liabilities and accrued expenses	28,071	24,780
Long-term debt	20,221	21,691

Total liabilities	762,221	744,021

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	1	1
Authorized shares—1,000
Issued shares—108
Outstanding shares—108
Minimum liquidation preference, $2.66 per share
Common stock, $.01 par value	419	411
Authorized shares—55,000
Issued shares—41,889 and 41,100
Outstanding shares—40,871 and 40,082
Treasury shares, at cost—1,018	(3,101)	(3,101)
Additional paid-in capital	38,684	36,536
Retained earnings	127,511	116,158

Total stockholders’ equity	163,514	150,005

Total liabilities and stockholders’ equity	$925,735	$894,026